Exhibit 99.1

For Immediate Release

Contact: Jane M. Forbes

770-829-8234 Voice

770-829-8267 Fax

investor.relations@globalpay.com

Global Payments Reports Fourth Quarter and Fiscal 2005 Earnings

ATLANTA, July 20, 2005 — Global Payments Inc. (NYSE: GPN) today announced results for the fourth quarter and fiscal year ended May 31, 2005. For the fourth quarter, revenue grew 14 percent to $207.7 million compared to $181.8 million in the prior year. Excluding restructuring and other charges and a prior year gain on sale of investment, net income grew 44 percent to $25.9 million compared to $18.0 million in the prior year quarter, and diluted earnings per share grew 39 percent to $0.64 compared to $0.46 in the prior year quarter.

For the fiscal year, revenue grew 25 percent to $784.3 million compared to $629.3 million in the prior year period. Excluding restructuring and other charges and a prior year gain on sale of investment, net income grew 40 percent to $95.3 million from $68.1 million in the prior year, and diluted earnings per share grew 37 percent to $2.39 from $1.75 in the prior year.

In accordance with GAAP, current and prior period net income and diluted earnings per share include certain restructuring and other items (see attached reconciliation schedules). Fourth quarter GAAP net income and diluted earnings per share were $23.5 million and $0.58, respectively, compared to $15.2 million and $0.39, respectively in the prior year quarter. For fiscal 2005, GAAP net income and diluted earnings per share were $92.9 million and $2.33, respectively, compared to $62.4 million and $1.60, respectively in the prior year.

A component of Global Payments’ strategy is to consolidate management functions and maximize operating efficiency. As such, the company recognized $3.7 million ($2.4 million, net of tax) in restructuring and other charges during the quarter primarily relating to employee termination benefits, of which $2.7 million is non-cash. Further, the company has committed to a plan to consolidate an operating center into other existing locations. The company expects to complete this plan during fiscal 2006 and to incur additional restructuring charges of approximately $3 million related to this effort.

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GPN Reports Fourth Quarter and Fiscal 2005 Earnings

July 20, 2005

For fiscal 2005, the company’s tax planning initiatives and strong international growth resulted in a lower than expected effective income tax rate of approximately 36.5%. In comparison to its initially expected income tax rate of 37.0%, this change added $0.02 in diluted earnings per share for the quarter. The company expects an effective income tax rate of 35.8% during fiscal 2006. Also during the quarter, the company began reporting minority interest net of income taxes for all current and prior year periods, which management believes is a more common practice.

Comments and Outlook

Chairman, President and CEO, Paul R. Garcia, stated, “We are proud of our fiscal 2005 accomplishments and are delighted with our financial results. Our success this year was primarily driven by our consumer money transfer channel and our Central and Eastern European operations. Our domestic and Canadian direct channels also achieved strong revenue expansion, largely due to re-pricing initiatives, ISO growth, and a favorable Canadian currency exchange rate. Lastly, we gained significant operating leverage this year from increased economies of scale and successful consolidation efforts. For our fiscal 2006, we are providing annual revenue guidance of $839 million to $870 million, or 7% to 11% growth versus $784 million in fiscal 2005 and annual diluted earnings per share guidance of $2.67 to $2.79 for growth of 12% to 17% versus diluted earnings per share of $2.39 in fiscal 2005, excluding restructuring and other items ($2.33 in fiscal 2005 on a GAAP basis).” 1

Conference Call

Global Payments will hold a conference call on July 21, 2005 at 10:30 a.m. ET to discuss financial results and business highlights. The conference call may be accessed by calling 1-888-791-2132 (U.S.) or 1-517-623-4000 (internationally) and using a pass code of “GPN” for both numbers, or via Web cast at www.globalpaymentsinc.com. A replay of the call will be available on the Global Payments Web site through August 4, 2005.

—More—

GPN Reports Fourth Quarter and Fiscal 2005 Earnings

July 20, 2005

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for consumers, merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Latin America and Europe. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. The company also provides consumer money transfer services from the U.S. and Europe to destinations in Latin America, Morocco and the Philippines. For more information about the company and its services, visit www.globalpaymentsinc.com.

[1]	The fiscal 2005 diluted earnings per share of $2.33 on a GAAP basis reflects restructuring and other items of $2.4 million, net of tax, or $0.06 diluted earnings per share.

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This announcement and comments made by Global Payments’ management during the conference call may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, continued certification by credit card associations, the ability to consummate and integrate acquisitions, and other risks detailed in the company’s SEC filings, including the most recently filed Form 10-Q or Form 10-K, as applicable. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands, except per share data)

	Three Months Ended May 31,
	2005	2004
Revenues	$207,665	$181,849

Operating expenses:
Cost of service	90,104	88,144
Sales, general and administrative	74,345	59,575
Restructuring and other	3,726	4,945

	168,175	152,664

Operating income	39,490	29,185

Other income (expense):
Interest and other income	685	1,139
Interest and other expense	(1,932)	(2,553)

	(1,247)	(1,414)

Income before income taxes	38,243	27,771
Provision for income taxes	(13,296)	(10,386)
Minority interest, net of tax	(1,450)	(2,142)

Net income	$23,497	$15,243

Earnings per share:
Basic	$0.60	$0.40

Diluted	$0.58	$0.39

Weighted average shares outstanding:
Basic	38,886	37,800
Diluted	40,306	39,320

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands, except per share data)

	Twelve Months Ended May 31,
	2005	2004
Revenues	$784,331	$629,320

Operating expenses:
Cost of service	337,272	289,353
Sales, general and administrative	283,232	217,418
Restructuring and other	3,726	9,648

	624,230	516,419

Operating income	160,101	112,901

Other income (expense):
Interest and other income	2,194	2,358
Interest and other expense	(8,378)	(6,525)

	(6,184)	(4,167)

Income before income taxes	153,917	108,734
Provision for income taxes	(56,103)	(40,666)
Minority interest, net of tax	(4,918)	(5,625)

Net income	$92,896	$62,443

Earnings per share:
Basic	$2.41	$1.66

Diluted	$2.33	$1.60

Weighted average shares outstanding:
Basic	38,558	37,533
Diluted	39,880	38,955

CONSOLIDATED CONDENSED BALANCE SHEETS

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands)

	May 31, 2005	May 31, 2004
	(Unaudited)
Assets
Cash and cash equivalents	$48,979	$34,472
Accounts receivable, net	54,932	47,414
Claims receivable, net	937	761
Settlement processing assets	63,435	125,112
Other current assets	21,789	25,324

Current assets	190,072	233,083

Property and equipment, net	104,173	97,482
Goodwill	372,744	342,012
Intangible assets, net	175,006	182,658
Other assets	11,592	7,539

Total assets	$853,587	$862,774

Liabilities & Shareholders’ Equity
Line of credit	$50,000	$122,000
Line of credit with related party	8,606	83,109
Notes payable-current portion	1,347	3,409
Settlement processing obligations	24,537	24,962
Payable to money transfer beneficiaries	5,694	3,706
Accounts payable and other accrued liabilities	91,006	80,984
Obligations under capital leases-current portion	1,695	1,190

Current liabilities	182,885	319,360

Notes payable	—	7,477
Obligations under capital leases	746	2,061
Other accrued liabilities	75,266	61,324

Total liabilities	258,897	390,222

Minority interest in equity of subsidiaries	16,340	23,130
Shareholders’ equity	578,350	449,422

Total liabilities & shareholders’ equity	$853,587	$862,774

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands)

	Twelve Months Ended May 31,
	2005	2004
Cash flows from operating activities:
Net income	$92,896	$62,443
Non-cash items
Depreciation and amortization	45,306	35,540
Restructuring and other charges	4,497	4,437
Deferred income taxes	9,002	(1,737)
Minority interest in earnings	7,739	8,985
Other, net	9,553	9,778
Changes in working capital, which provided (used) cash Settlement processing	55,517	(38,099)
Other, net	5,049	10,823

Net cash provided by operating activities	229,559	92,170

Cash flows from investing activities:
Capital expenditures	(34,305)	(24,564)
Business acquisitions	(30,773)	(122,276)

Net cash used in investing activities	(65,078)	(146,840)

Cash flows from financing activities:
Net (repayments of) borrowings on line of credit	(72,000)	122,000
Net (repayments of) borrowings on line of credit with related party restricted for merchant funding	(74,503)	49,209
Principal payments on notes payable issued in consideration of acquisition	—	(114,229)
Principal payments under capital leases and other notes	(11,208)	(2,853)
Net stock issued to employees under stock plans and dividends	15,020	5,433
Distributions to minority interests	(9,662)	(9,447)

Net cash provided by (used in) financing activities	(152,353)	50,113

Effect of exchange rate changes on cash	2,379	1,019

Increase (Decrease) in cash and cash equivalents	14,507	(3,538)
Cash and cash equivalents, beginning of period	34,472	38,010

Cash and cash equivalents, end of period	$48,979	$34,472

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands, except per share data)

	2005			2004
Three Months Ending May 31,	Normalized	Restructuring and Other(1)	GAAP	Normalized	Restructuring and Other(1)	GAAP
Revenue	$207,665	$—	$207,665	$181,849	$—	$181,849

Operating expenses:
Cost of service	90,104	—	90,104	88,144	—	88,144
Sales, general and administrative	74,345	—	74,345	59,575	—	59,575
Restructuring and other	—	3,726	3,726	—	4,945	4,945

	164,449	3,726	168,175	147,719	4,945	152,664

Operating income	43,216	(3,726)	39,490	34,130	(4,945)	29,185

Other income/(expense)
Interest and other income	685	—	685	556	583	1,139
Interest and other expense	(1,932)	—	(1,932)	(2,553)	—	(2,553)

	(1,247)	—	(1,247)	(1,997)	583	(1,414)

Income before income taxes	41,969	(3,726)	38,243	32,133	(4,362)	27,771
Provision for income taxes	(14,654)	1,358	(13,296)	(12,018)	1,632	(10,386)
Minority interest, net of tax	(1,450)	—	(1,450)	(2,142)	—	(2,142)

Net income	$25,865	$(2,368)	$23,497	$17,973	$(2,730)	$15,243

Basic shares	38,886	—	38,886	37,800	—	37,800
Basic earnings per share	$0.67	$(0.07)	$0.60	$0.48	$(0.08)	$0.40

Diluted shares	40,306	—	40,306	39,320	—	39,320
Diluted earnings per share	$0.64	$(0.06)	$0.58	$0.46	$(0.07)	$0.39

(1)	Primarily relating to severance and facilities due to redundant activities and facility closures, as well as the related income tax benefit using the company’s effective tax rate.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands, except per share data)

	2005			2004
Twelve Months Ending May 31,	Normalized	Restructuring and Other(1)	GAAP	Normalized	Restructuring and Other(1)	GAAP
Revenue	$784,331	$—	$784,331	$629,320	$—	$629,320

Operating expenses:
Cost of service	337,272	—	337,272	289,353	—	289,353
Sales, general and administrative	283,232	—	283,232	217,418	—	217,418
Restructuring and other	—	3,726	3,726	—	9,648	9,648

	620,504	3,726	624,230	506,771	9,648	516,419

Operating income	163,827	(3,726)	160,101	122,549	(9,648)	112,901

Other income/(expense)
Interest and other income	2,194	—	2,194	1,775	583	2,358
Interest and other expense	(8,378)	—	(8,378)	(6,525)	—	(6,525)

	(6,184)	—	(6,184)	(4,750)	583	(4,167)

Income before income taxes	157,643	(3,726)	153,917	117,799	(9,065)	108,734
Provision for income taxes	(57,461)	1,358	(56,103)	(44,056)	3,390	(40,666)
Minority interest, net of tax	(4,918)	—	(4,918)	(5,625)	—	(5,625)

Net income	$95,264	$(2,368)	$92,896	$68,118	$(5,675)	$62,443

Basic shares	38,558	—	38,558	37,533	—	37,533
Basic earnings per share	$2.47	$(0.06)	$2.41	$1.81	$(0.15)	$1.66

Diluted shares	39,880	—	39,880	38,955	—	38,955
Diluted earnings per share	$2.39	$(0.06)	$2.33	$1.75	$(0.15)	$1.60

(1)	Primarily relating to severance and facilities due to redundant activities and facility closures, as well as the related income tax benefit using the company’s effective tax rate.